Exhibit 10.103
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASSET PURCHASE AGREEMENT
by and between
INTERMUNE, INC.
and
TARGANTA THERAPEUTICS CORPORATION
dated as of December 23, 2005

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ii

		Page
Section 12.07	Assignment; Binding Effect	22
Section 12.08	Headings	22
Section 12.09	Severability	22
Section 12.10	Governing Law; Dispute Resolution	22
Section 12.11	Expenses	23
Section 12.12	Counterparts	23
Section 12.13	Schedules, Exhibits and Other Agreements	23

iii

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 23, 2005, by and between Targanta Therapeutics Corporation, a Delaware corporation (“Buyer”), and InterMune, Inc., a Delaware corporation (“Seller”).
RECITAL
          WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).
AGREEMENT
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
Article 1. Definitions
     Section 1.01 Defined Terms. Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.
     Section 1.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under U.S. Generally Accepted Accounting Principles, consistently applied.
Article 2. Purchase and Sale of Assets
     Section 2.01 Purchase and Sale of Assets. (a)     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest, as of the Closing, in and to the Purchased Assets.
          (b)     Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Seller shall retain all of its right, title and interest in and to the Excluded Assets, and (ii) Seller may retain an archival copy of all Assumed Contracts, Books and Records (excluding any vendor lists, financial data, written and pending orders relating to the Purchased Assets and the Business), Product Data and Marketing Materials (subject to Seller’s confidentiality obligations pursuant to Section 12.01 hereof).

     Section 2.02 Transition Services. At the Closing, the Parties shall enter into the Transition Services Agreement providing for the services specified therein.
     Section 2.03 Assignability and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any consents, waivers, approvals, authorizations of or notices to a third Person or Governmental or Regulatory Authority and such consents, waivers, approvals, authorizations or notices shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 2.03 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article 10 have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the Parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such consents, waivers, approvals, authorizations or notices. Pending such consents, waivers, approvals, authorizations or notices, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.03 of any Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller or any Affiliate of Seller thereunder and (y) shall satisfy any related Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. Once consent, waiver, approval, authorization or notice for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained or given, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.
Article 3. Assumption of Assumed Liabilities
     Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer will deliver the Assignment and Assumption Agreement to Seller pursuant to which Buyer agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for the Assumed Liabilities subject to and in accordance with their respective terms and conditions. Except with respect to the Assumed Liabilities, Buyer shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of Seller.
Article 4. Purchase Price and Payment
     Section 4.01 Purchase Price. As consideration for the Purchased Assets and the Seller’s full and faithful performance of all of its obligations hereunder, Buyer shall:
          (a) pay to Seller at the Closing in cash by wire transfer of immediately available funds a payment of One Million U.S. Dollars (U.S.$1,000,000);

          (b) pay to Eli Lilly and Company at the Closing or on such later date as requested by Eli Lilly and Company in cash by wire transfer of immediately available funds a payment of One Million U.S. Dollars (U.S.$1,000,000);
          (c)  pay to Seller on December 29, 2006 in cash by wire transfer of immediately available funds a payment of One Million U.S. Dollars (U.S.$1,000,000);
          (d) issue to Seller at the Closing a convertible note, in the form attached hereto as Exhibit 4.01(a) (the “Acquisition Note”), (i) in the initial principal amount of [***] [***] ([***]), with such initial principal amount subject to adjustment as set forth in the Acquisition Note, (ii) the principal amount of which shall be increased by [***] ([***]) on the First Milestone, with such principal amount subject to adjustment as set forth in the Acquisition Note and (iii) the principal amount of which shall be increased by [***] [***] ([***]) on the Second Milestone, with such principal amount subject to adjustment as set forth in the Acquisition Note;
          (e) pay to Seller on the First Milestone in cash by wire transfer of immediately available funds a payment of [***] ([***]);
          (f) pay to Seller on the Third Milestone in cash by wire transfer of immediately available funds a payment of [***] ([***]) (with the aggregate principal amount of the Acquisition Note plus the payments made under Sections 4.01(a) and (c), the “Purchase Price”); and
          (g) assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.
     Section 4.02 Purchase of Product Inventory. On the Closing Date, Buyer shall take title to all Product Inventory.
     Section 4.03 Payment of Sales, Use and Other Taxes. Buyer and Seller shall share equally all sales, use, transfer, value added, documentary and other related Taxes, if any, arising out of the sale by Seller of the Purchased Assets to Buyer pursuant to this Agreement (excluding Taxes on Seller’s income) (collectively, the “Transaction Taxes”). Buyer and Seller agree to cooperate to determine the amount of any Transaction Taxes payable in connection with the transfer of the Purchased Assets under this Agreement. Buyer and Seller agree to assist each other, to the extent reasonably necessary and appropriate, in the preparation and filing of any and all required Tax returns related to Transaction Taxes. Any Transaction Taxes shall be paid by Seller unless such Transaction Tax is imposed by Law on Buyer. Buyer or Seller, as the case may be, shall reimburse Seller or Buyer, as the case may be, for its one-half share of any Transaction Taxes within ten (10) Business Days of receipt of reasonable written evidence of its payment. Buyer hereby waives compliance by Seller with the provisions of the bulk transfer laws of any state.
     Section 4.04 Impact of Failure to Issue Notes or Make Payments Thereunder. The failure by Buyer to issue the Acquisition Note pursuant to Section 4.01(a) or to make any payments thereunder shall constitute an “Event of Default” under the Note Issuance Agreement.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     Section 4.05 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner mutually agreed to by the Parties and set forth on Exhibit 4.05 attached hereto in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller agree (i) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the allocations set forth on Exhibit 4.05 and (ii) not to take any position inconsistent with such allocations on any of their respective Tax returns.
Article 5. Closing
     Section 5.01 Time and Place. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place as promptly as practicable, but no later than five (5) Business Days, following satisfaction or waiver of the conditions set forth in Articles 9 and 10, at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 unless another time or place shall be agreed to by the Parties.
     Section 5.02 Deliveries at Closing
          (a) Closing Deliveries by Seller.
          At the Closing, Seller shall deliver or cause to be delivered to Buyer:
               (i) a certified copy of the Certificate of Incorporation of Seller;
               (ii) a certificate, executed by an executive officer of Seller, attaching a certified copy of the resolutions of the Board of Directors of Seller approving the transactions contemplated hereby;
               (iii) a Transition Services Agreement, substantially in the form of Exhibit B hereto (the “Transition Services Agreement”);
               (iv) the Note Issuance Agreement, substantially in the form of Exhibit C hereto;
               (v) an intellectual property assignment, substantially in the form of Exhibit D hereto, assigning to Buyer all right, title and interest of Seller in the Intellectual Property (the “Intellectual Property Assignment Agreement”);
               (vi) an assignment and assumption agreement, substantially in the form of Exhibit E hereto, assigning to Buyer all rights and obligations of Seller and its Affiliates in and to the Purchased Assets including the Assumed Contracts (the “Assignment and Assumption Agreement”);
               (vii) a bill of sale, substantially in the form of Exhibit F hereto, transferring the Purchased Assets to Buyer;
               (viii) the Lilly Agreement, substantially in the form of Exhibit G;
               (ix) copies of all Seller Governmental Consents and Seller Third Party Consents;

               (x) consent from, or required notice to, each relevant Person, in accordance with the relevant Assumed Contract, to the assignment by Seller to Buyer of any Assumed Contract to which such Person is a party, which consents or required notices, as the case may be, shall be in forms to be agreed upon by the Parties; and
               (xi) a certificate, executed by an executive officer of Seller, confirming that the conditions set forth in Sections 10.01 and 10.02 have been satisfied and other documents to be delivered pursuant to Article 10 hereof have in fact been delivered.
          (b) Closing Deliveries by Buyer.
          At the Closing, Buyer shall deliver or cause to be delivered to Seller:
               (i) the Acquisition Note in accordance with Section 4.01(a) hereof;
               (ii) the Transition Services Agreement;
               (iii) the Note Issuance Agreement;
               (iv) the Intellectual Property Assignment Agreement;
               (v) the Assignment and Assumption Agreement;
               (vi) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect Buyer’s assumption of the Assumed Liabilities in accordance with the terms of this Agreement and the Assignment and Assumption Agreement;
               (vii) copies of all Buyer Governmental Consents and Buyer Third Party Consents; and
               (viii) the Exchange Agreement;
               (ix) the Support Agreement;
               (x) a certified copy of the Articles of Amendment of Targanta Canada, reflecting the effect of the Buyer Restructuring;
               (xi) a certified copy of the Certificate of Incorporation of Buyer;
               (xii) copies of the Investor Convertible Notes, executed by Buyer;
               (xiii) a certificate, executed by an executive officer of Buyer, attaching a certified copy of the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby;
               (xiv) a certificate, executed by an executive officer of Buyer, attaching a certified copy of a written consent of the stockholders of Buyer approving the transactions contemplated hereby; and

               (xv) a certificate, executed by an executive officer of Buyer, confirming that the conditions set forth in Sections 9.01 and 9.02 have been satisfied and other documents to be delivered pursuant to Article 9 hereof have in fact been delivered.
Article 6. Representations and Warranties of Seller
     Seller represents and warrants to Buyer as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule referencing the appropriate Section or Sections hereof as shall be supplied by Seller to Buyer and dated as of the date hereof (the “Seller Disclosure Schedule”), as follows:
     Section 6.01 Organization, Etc.
          Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (a) to conduct the Business in the manner in which it is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used.
     Section 6.02 Authority; Binding Nature. Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and the other agreements to be executed pursuant hereto and to carry out the transactions and perform the obligations contemplated hereby. Each of this Agreement and the other Transaction Documents has been duly and validly authorized, executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     Section 6.03 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and each of the other Transaction Documents and the sale of the Purchased Assets to Buyer do not and will not contravene, conflict with or result in a violation of any (a) Laws applicable to the Purchased Assets, any Assumed Contract or the Business; (b) any provision of an Assumed Contract; (c) any of the provisions of Seller’s organizational documents or any resolution adopted by Seller’s Board of Directors (or any committee thereof) or stockholders; or (d) any material agreement or other material instrument or arrangement to which Seller is subject. No consent, order, authorization, approval, declaration or filing, including with or from any Governmental or Regulatory Authority, is required on the part of Seller for or in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Documents, and the purchase by Buyer of the Purchased Assets.
     Section 6.04 Purchased Assets. The Purchased Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable Buyer, following the Closing, to continue the clinical development of the Product as Seller has developed such Product in the past.

     Section 6.05 Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, including the Product Inventory, free and clear of all Encumbrances other than Permitted Encumbrances, and Seller has not received any written notice of any adverse claim asserting ownership of the Purchased Assets. The execution, delivery and performance by Seller of this Agreement and the sale of the Purchased Assets to Buyer will not result in the imposition of any Encumbrance on the Purchased Assets.
     Section 6.06 Assumed Contracts.
          (a) Section 6.06 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller is a party that relates exclusively to, is necessary for or has been used by Seller in the two years preceding the date of this Agreement to pursue the clinical development, manufacture, marketing, sale or distribution of the Product with a value in excess of [***] [***] ([***]) and any other Contract if a default thereunder would reasonably be expected to have an Adverse Effect.
          (b) (i) Seller is not presently in violation or breach of, and has not declared or committed any default under and, to the Knowledge of Seller, no Person is presently in violation or breach of, or has declared or committed any default under, any Assumed Contract, (ii) Seller has not received any written notice regarding any breach of, or default under, any Assumed Contract, (iii) to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists (including the Closing of the transactions contemplated by this Agreement), that would give any Person the right to cancel, terminate or modify any Assumed Contract and (iv) each Assumed Contract sets forth the entire agreement and understanding between Seller and the other parties thereto and is valid, binding and in full force and effect. Seller has made available to Buyer complete and correct copies of all Assumed Contracts.
     Section 6.07 Intellectual Property Rights. (a) Section 6.07(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property and, to the Knowledge of Seller, all common law trademarks.
          (b) Seller owns all right, title and interest in and to, or has a license, sublicense or other permission to use, make, sell, have made, distribute, disclose, copy, modify and perform, all of the Intellectual Property (including the Registered Intellectual Property and other Intellectual Property set forth on Section 6.07(a) of the Seller Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances.
          (c) To the Knowledge of Seller, all documents and instruments necessary to perfect the rights of Seller in the Patents included in the Intellectual Property have been validly executed, delivered or filed in a timely manner with the appropriate Governmental or Regulatory Authorities.
          (d) To the Knowledge of Seller, Seller has disclosed trade secrets of Seller included in the Intellectual Property only to Persons that have executed written confidentiality agreements governing the use and disclosure of such trade secrets, except to the extent Seller was required to disclose such information in connection with making filings related to any Purchased Assets with Governmental or Regulatory Authorities.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (e) To the Knowledge of Seller, the Intellectual Property constitutes all patents and patent applications, and technology, know-how, information and other intellectual property rights (i) owned or licensed to Seller relating exclusively to the Business, manufacture of the Compound or the Product or the use or sale of the Product or (ii) that are necessary for the conduct of the Business as currently conducted by Seller.
          (f) Section 6.07(f) of the Seller Disclosure Schedule sets forth all material licenses, sublicenses and other agreements to which Seller is party and pursuant to which Seller is authorized to use the Intellectual Property. Except as expressly set forth in this Agreement, no interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by Seller to any Person, nor has Seller agreed not to assert or to permit the assertion of any Intellectual Property against any Person. Seller has not executed or granted to any third party, directly or indirectly, or entered into any agreement for, any license or other right to make, use, offer to sell, sell or import the Product or the Compound.
          (g) To the Knowledge of Seller, none of the Intellectual Property is or is likely to become subject to any outstanding and final order, judgment, decree or stipulation from a Government or Regulatory Authority having jurisdiction over Seller restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person.
          (h) To the Knowledge of Seller, no interference, opposition, reissue, reexamination or other Action or Proceeding of any nature is or has been pending or threatened in writing in which the scope, validity or enforceability of any of the Patents within the Intellectual Property is being, has been or could reasonably be expected to be contested or challenged.
          (i) Seller has not made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of Seller, no grounds for any such claims exist. Seller has not received any notice nor does it have any Knowledge that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of Seller, the use of the Intellectual Property by Seller is not infringing and has not infringed upon any rights of any other Person.
          (j) To the extent any Intellectual Property or any component thereof was created in whole or in part by or on behalf of Seller, each Person who contributed to the creation of such Intellectual Property has irrevocably assigned to Seller in writing all intellectual property or other ownership rights in such Person’s contribution to such Intellectual Property or component thereof, and such Person has waived all moral rights in such Person’s contribution to such Intellectual Property or component thereof.
     Section 6.08 Litigation. There are no pending Actions or Proceedings, and to the Knowledge of Seller, no Person has threatened in writing to commence any Action or Proceeding, (a) that involves the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There are, and there have been, no claims made in writing against Seller alleging any material defects in the Product, the Compound or the Product Inventory or alleging any failure of the Product, the Compound or the Product Inventory to meet specifications.
     Section 6.09 No Debarment; Permits.
          (a) Section 6.09 of the Seller Disclosure Schedule contains a complete and accurate list of each Regulatory Filing and material license, franchise, permit or other similar authorization necessary to conduct the Business as currently conducted, together with the name of the Governmental or Regulatory Authority issuing such license or permit (the “Permits”) made or held by Seller. Each such

Permit is valid and in full force and effect, except as would not reasonably be expected to have an Adverse Effect. To the Knowledge of Seller, no event has occurred, and Seller has not received any notice in writing from any Governmental or Regulatory Authority or otherwise of the occurrence of any event, that will constitute a violation of or a failure to comply with any term or requirement of any such Permit, or result in the revocation, withdrawal, suspension, cancellation, or termination of any such Permit, except as would not reasonably be expected to have an Adverse Effect.
          (b) (i) Seller has furnished Buyer with access to a complete copy of the IND, (ii) Seller is and was, at all times prior to the Closing Date, the lawful holder of all rights under the Regulatory Filings, (iii) Seller has complied in all material respects with applicable Laws relating to the Regulatory Filings, and with regard to actions taken directly by Seller, the Compound and the Product, (iv) the Regulatory Filings have been accepted by, and nothing has come to Seller’s attention that has, or reasonably should have, led Seller to believe that the Regulatory Filings are not in good standing with relevant regulatory authorities, (v) Seller has filed with the relevant Governmental or Regulatory Authorities all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the Regulatory Filings, and (vi) to the Knowledge of Seller, there is no pending or overtly threatened action by any relevant Government or Regulatory Authority that would reasonably be expected to have an Adverse Effect.
          (c) Seller represents and warrants that Seller is not debarred and has not used in any capacity relating to the Purchased Assets the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.
     Section 6.10 Purchased Product Inventory.
          (a) Section 6.10 of the Seller Disclosure Schedule lists (i) the lot numbers associated with the Product Inventory and (ii) the manufacturing, warehousing, distribution and consignee locations where the Product Inventory is located. Seller represents and warrants that the Product Inventory manufactured by or for Seller that will be provided to Buyer hereunder was manufactured, packaged and stored in compliance with all relevant, applicable Laws, including those governing clinical biopharmaceutical supplies.
          (b) The Product Inventory represents all raw materials, Compound and finished goods directly related to the Product that is currently owned and on hand or in the control of Seller at any of its warehouses, blenders, toll manufacturers, suppliers, or other third parties.
     Section 6.11 Product Data. Seller represents and warrants that the Product Data are true and complete in all material respects. Seller is transferring to Buyer, as part of the Product Data, all of the manufacturing information in Seller’s tangible possession as of the Closing that was necessary for, and/or used by Seller or any of Seller’s Affiliates in, the development and/or manufacture of the Compound or the Product by Seller or any such Affiliate.
     Section 6.12 Brokers. Seller has not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.
     Section 6.13 No Other Representations.
          EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER IS SELLING THE PURCHASED ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PRODUCT INVENTORY) “AS

IS.” SELLER MAKES NO REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AS TO THE PRODUCT, THE PURCHASED ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PRODUCT INVENTORY) OR THE BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED. NOTWITHSTANDING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER WILL NOT AND DOES NOT WARRANT THAT OWNERS OF OTHER PRODUCTS THAT ARE SUBSTANTIALLY SIMILAR TO OR IDENTICAL WITH THE PRODUCT WILL NOT ATTEMPT TO REGISTER AND SELL SUCH OTHER PRODUCTS AND SELLER MAKES NO REPRESENTATION OF WARRANTY AS TO THE PROSPECTS, FINANCIAL OR OTHERWISE, OF CONDUCTING THE BUSINESS OR MARKETING THE PRODUCT.
Article 7. Representations and Warranties of Buyer
          Buyer represents and warrants to Seller as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule referencing the appropriate Sections hereof supplied by Buyer to Seller and dated as of the date hereof (the “Buyer Disclosure Schedule”), as follows:
     Section 7.01 Organization, Etc.
     Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (a) to conduct its business in the manner in which it is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used.
     Section 7.02 Authority; Binding Nature of Agreement. Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and the other agreements to be executed pursuant hereto and to carry out the transactions and perform the obligations contemplated hereby. Each of this Agreement and the other Transaction Documents has been duly and validly authorized, executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     Section 7.03 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and each of the other Transaction Documents and the purchase of the Purchased Assets by Buyer do not and will not contravene, conflict with or result in a violation of any (a) Laws to which Buyer or any of the assets owned or used by Buyer is subject, (b) any of the provisions of Buyer’s organizational documents or any resolution adopted by Buyer’s Board of Directors (or any committee thereof) or stockholders or (c) any material agreement or other instrument or arrangement to which Buyer is subject. No consent, order, authorization, approval, declaration or filing, including with or to any Governmental or Regulatory Authority, is required on the part of Buyer for or in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Documents, and the purchase by Buyer of the Purchased Assets.
     Section 7.04 Litigation. There are no pending Actions or Proceedings, and to the Knowledge of Buyer, no Person has threatened to commence any Action or Proceeding, (a) that involves Buyer and that might reasonably be expected to have an Adverse Effect; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.
     Section 7.05 Brokers. Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.
Article 8. Covenants of the Parties
     Section 8.01 Public Announcements. Neither Seller, Buyer nor any of their respective Affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, except as may be required by applicable Law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with an opportunity to first review the release or other public announcement. Following the Closing, Buyer shall be entitled to make such public announcements as it deems appropriate related to the Product and the Compound; provided, that, without Seller’s prior written consent, no such announcement shall contain any reference to Seller or actions taken with respect to the Product or Compound prior to the Closing Date.
     Section 8.02 Non-Solicitation. (a) Without the prior written consent of Seller, for a period commencing on the date hereof and expiring on the [***] of the Closing Date, Buyer shall not, and shall cause its Affiliates to not, directly or indirectly, induce, encourage or solicit any of Seller’s officers or employees who worked in the Business on the Closing Date or who have carried out or participated in the transactions contemplated by this Agreement on behalf of Seller to leave such employment.
          (b) Without the prior written consent of Buyer, for a period commencing on the date hereof and expiring on the second (2nd) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates to not, directly or indirectly, induce, encourage or solicit any of Buyer’s officers or employees who have carried out or participated in the transactions contemplated by this Agreement on behalf of Buyer to leave such employment.
          (c) Notwithstanding the foregoing, this Section 8.02 shall not be applicable to, nor prohibit, general solicitations of employment not specifically targeted at employees of Seller or Buyer or any of their Affiliates.
     Section 8.03 Corporate Names. (a)     Following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to Seller or any of the Affiliates of Seller or any of their products other than those included in the Purchased Assets.
          (b) Following the Closing, Seller shall not have any right to use any names, trademarks, trade names, trade dress or logos included within the Purchased Assets.
     Section 8.04 Regulatory Matters. (a)     Buyer and Seller shall use their commercially reasonable efforts to complete the transfer of each Regulatory Filing, at Buyer’s sole cost and expense, as promptly as possible after the Closing.
          (b) From and after the Closing, Buyer, at its sole cost and expense, shall be solely responsible and liable for taking all actions, paying all fees and conducting all communication with the

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appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Filing, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority.
     Section 8.05 Adverse Experience Reports. After the Closing, Seller shall promptly submit to Buyer all adverse drug experience information brought to the attention of Seller in respect of the Compound or the Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Compound or the Product, each as they relate to activities of Seller prior to the Closing. After the Closing, Buyer shall have all responsibility for required reporting of adverse experiences for the Compound and the Product, but such reporting shall not limit Seller’s obligation for any actions necessary with respect to Products distributed prior to the Closing based upon the facts and circumstances contained in such adverse drug experience information.
     Section 8.06 Affiliates. Each Party hereto shall cause its respective Affiliates to comply with the terms of this Agreement.
     Section 8.07 Access. Following the Closing and for a period of not less than five (5) years, Seller will maintain and grant Buyer and its legal, accounting and other advisors access, upon reasonable notice and during normal business hours, to any corporate records, books of account, Tax records, contracts and other documents of Seller that are related to the Business as are reasonably required for Buyer to complete any required Tax filings with any Governmental or Regulatory Authority.

     Section 8.08 Non-Competition.
          Seller will not, for a period of two (2) years following the Closing Date, directly or indirectly, individually or as a partner or other owner or participant in any business entity or joint venture, engage in [***].
     Section 8.09 Use of Proceeds.  Buyer shall use its, and shall cause Targanta Canada and Targanta Ontario to use their, commercially reasonable efforts to use the net proceeds from the issuance of the Investor Convertible Notes in accordance with the budget set forth in Exhibit 8.09 hereto (the “Budget”). Notwithstanding the foregoing, not less than [***] ([***]) of such net proceeds shall be used for the development of the Product and Business, including hiring team members for the development of the Business and commencing the preparation of an NDA submission related to the Product.
     Section 8.10 Further Assurances.
          (a) Following the Closing, Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.
          (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings that Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings arising after the Closing in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     Section 8.11 Diligence. After the Closing Date, Buyer shall devote commercially reasonable efforts to develop the Product in accordance with the Development Plan, including those activities designed to reach the First Milestone and Second Milestone, and shall give Seller written updates as to its progress in such efforts within ten (10) days after Seller’s written request thereof. If Seller believes that Buyer is not devoting commercially reasonable efforts to develop the Product in accordance with the Development Plan, Seller shall so notify Buyer in writing, such notice to include Seller’s specific concerns and

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recommendations. Within fifteen (15) days after receipt of such notice from Seller, appropriate individuals from Buyer and Seller shall meet to discuss Seller’s concerns and recommendations, such agreed upon concerns and recommendations to become part of the Development Plan.
Article 9. Conditions to the Obligations of Seller
     The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:
     Section 9.01 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date, and Buyer shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Buyer.
     Section 9.02 No Actions or Proceedings. No Actions or Proceedings that question the validity or legality or that seek to enjoin, alter or delay the consummation of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.
     Section 9.03 Consents. All Seller Governmental Consents, Seller Third Party Consents, Buyer Governmental Consents and Buyer Third Party Consents shall have been obtained or made, as the case may be.
     Section 9.04 Buyer Restructuring. Buyer shall have delivered to Seller evidence of the completion of the Buyer Restructuring, including, but not limited to:
          (a) A copy of the Exchange Agreement executed by all parties thereto;
          (b) A copy of the Support Agreement executed by all parties thereto;
          (c) A certified copy of the Articles of Amendment of Targanta Canada, reflecting the effect of the Buyer Restructuring; and
          (d) A certified copy of the Certificate of Incorporation of Buyer, reflecting the effect of the Buyer Restructuring.
     Section 9.05 Investor Convertible Notes. Buyer shall have delivered to Seller evidence of (a) the issuance of the Investor Convertible Notes and (b) the receipt by Buyer of no less than [***] ([***] [***]) in consideration of the issuance thereof, including copies of the fully executed Investor Convertible Notes.

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     Section 9.06 Other Closing Deliveries. Buyer shall have delivered to Seller:
          (a) a certificate, executed by an executive officer of Buyer, attaching a certified copy of the resolutions of the Board of Directors of Buyer approving the transactions contemplated hereby;
          (b) a certificate, executed by an executive officer of Buyer, attaching a certified copy of a written consent of the stockholders of Buyer approving the transactions contemplated hereby;
          (c) a certificate, executed by an executive officer of Buyer, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Sections 9.01 and 9.02 have been satisfied, and any such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Seller; and
          (d) all other certificates, documents and agreements required to be delivered by Buyer to Seller pursuant to Section 5.02(b).
Article 10. Conditions to the Obligations of Buyer
          The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:
     Section 10.01 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date, and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Buyer shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.
     Section 10.02 No Actions or Proceedings. No Actions or Proceedings that question the validity or legality or that seek to enjoin, alter or delay the consummation of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.
     Section 10.03 Consents. All Seller Governmental Consents, Seller Third Party Consents, Buyer Governmental Consents and Buyer Third Party Consents shall have been obtained or made, as the case may be.
     Section 10.04 Lilly Agreement. Seller shall have assigned to Buyer the Lilly Agreement pursuant to the Assignment and Assumption Agreement.
     Section 10.05 Purchased Assets. Seller shall have delivered or shall, at the Closing deliver, the Purchased Assets to Buyer.

     Section 10.06 Other Closing Deliveries. Seller shall have delivered to Buyer a certificate, executed by an executive officer of Seller, confirming that the conditions set forth in Sections 10.01 and 10.02 have been satisfied. Seller shall also have delivered to Buyer all other certificates, documents and agreements required to be delivered by Seller to Buyer pursuant to Section 5.02(a) and any such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Buyer.
Article 11. Indemnification
     Section 11.01 Survival of Representations, Warranties, Etc.
     The representations and warranties made by either Party in this Agreement shall survive the Closing and shall expire [***] ([***]) [***] after the Closing Date, provided that the representations and warranties contained in Section 6.09(b)(iii) hereof shall expire [***] ([***]) [***] after the Closing Date, and any Liability of either Party with respect to such representations and warranties (other than for Damages attributable to fraud) shall thereupon cease; provided, however, that if, at any time prior to such expiration date, notice of any claim for indemnification pursuant to Section 11.02(a)(i) or Section 11.02(b)(i), as the case may be, shall have been given prior to the applicable expiration date and such notice describes the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.
     Section 11.02 Indemnification.
          (a) By Seller. Subject to Sections 11.03 and 11.04, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the “Damages”) to the extent arising or resulting from:
               (i) any inaccuracy or breach of any representation or warranty of Seller herein;
               (ii) any breach of any covenant or other agreement of Seller or any of its Affiliates herein;
               (iii) the conduct of the Business by Seller or any of its Affiliates prior to the Closing except to the extent the same constitute Assumed Liabilities; or
               (iv) the failure of Seller or any of its Affiliates to pay, perform or discharge any Excluded Liabilities.
          (b) By Buyer. Subject to Sections 11.03 and 11.04, from and after the Closing, Buyer shall indemnify, reimburse, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent arising or resulting from:
               (i) any inaccuracy or breach of any representation or warranty of Buyer herein;

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               (ii) any inaccuracy or breach of any covenant or other agreement of Buyer herein;
               (iii) the conduct of the Business by Buyer or any of its Affiliates from and after the Closing; or
          (iv) the failure of Buyer or any of its Affiliates to pay, perform or discharge any Assumed Liabilities.
          (c) Procedures. The indemnified party (the “Indemnified Party”) shall give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b); provided, however, in no event shall the Indemnifying Party be liable for any Damages that result from any delay in providing such notice except to the extent that the rights of the Indemnifying Party are not materially prejudiced by the failure to give notice. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement.
          (d) Third Party Claims. The obligations of an Indemnifying Party under this Section 11.02 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 11.02(a) or Section 11.02(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
               (i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such action within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such action. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of and continue to defend a Third Party Claim with counsel reasonably acceptable to the Indemnified Party, except as provided in subsection (ii) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

               (ii) Without limiting Section 11.02(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment of separate legal counsel shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(i) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall be liable for all legal expenses incurred by the Indemnified Party in furtherance thereof). The Indemnifying Party shall not, in the defense of a claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.
               (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the Indemnifying Party shall not have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
               (iv) Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection with any of the foregoing.
          (e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     Section 11.03 Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:
          (a) Seller will not be required to indemnify Buyer under Section 11.02(a)(i) except to the extent that the cumulative amount of the Damages under Section 11.02(a)(i) actually incurred by the Buyer Indemnified Parties exceeds [***] ([***]) at which point Seller will be required to pay, and will have Liability for, the cumulative amount of the Damages under Section 11.02(a)(i) actually incurred by the Buyer Indemnified Parties (including the [***] [***] ([***])).
          (b) Buyer will not be required to indemnify Seller under Section 11.02(b)(i) except to the extent that the cumulative amount of the Damages under Section 11.02(b)(i) actually incurred by the Seller Indemnified Parties exceeds [***] ([***]) at which point Buyer will be required to pay, and will have Liability for, the cumulative amount of the Damages under Section 11.02(b)(i) actually incurred by the Seller Indemnified Parties (including the [***] [***] ([***])).
          (c) In no event shall the aggregate out-of-pocket Liability of Seller for any Damages pursuant to Section 11.02(a)(i) exceed [***] ([***]); provided, however, that any such indemnification payments to be made by Seller to Buyer shall be effected as follows: (i) [***] ([***]%) of such indemnification payment shall be made in cash and (ii) [***] [***] ([***]%) of such indemnification payment shall be made solely by an offset against the initial principal amount of the Acquisition Note such that the outstanding principal shall be reduced, as certified by the chief financial officer of Buyer in accordance with the terms of the Acquisition Note; provided, that if the First Milestone or Second Milestone have not yet occurred, and there is no outstanding principal amount of the Acquisition Note, then the offset detailed in subsection (ii) above shall occur solely by reduction in the principal amount by which the Acquisition Note is increased, if at all, upon the First Milestone or Second Milestone, as the case may be. It is understood by both parties that the maximum cash indemnification payments made by Seller under this Section 11.03(c) shall be [***] [***] ([***]).
          (d) In no event shall Seller or Buyer have any Liability under Section 11.02(a)(i) or 11.02(b)(i), as the case may be, with respect to claims that are not properly asserted in writing prior to the date that is (i) [***] ([***]) [***] after the Closing Date in the case of claims related to breaches of representations and warranties other than those contained in Section 6.09(b)(iii) hereof, and (ii) [***] ([***]) [***] after the Closing Date in the case of claims related to breaches of the representations and warranties contained in Section 6.09(b)(iii) hereof, but only to the extent that any such breach causes an Adverse Effect.
          (e) The amount of any Damages under Section 11.02 shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party relating to such claim.
          (f) No Party shall be entitled to indemnification under this Article 11 to the extent Damages result from the gross negligence or intentional misconduct of the Party seeking indemnification.

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          (g) Except with respect to claims based on fraud or willful misconduct, after the Closing:
               (i) the right of the Buyer Indemnified Parties to indemnification under this Article 11 shall be the exclusive remedy of the Buyer Indemnified Parties with respect to claims arising or resulting from (A) any inaccuracy or breach of any representation or warranty of Seller or any of its Affiliates in this Agreement (B) any breach of any covenant or other agreement of Seller or any of its Affiliates in this Agreement; (C) Seller’s or any of its Affiliates’ conduct of the Business prior to the Closing except to the extent the same constitute Assumed Liabilities; or (D) the failure of Seller or any of its Affiliates to pay, perform or discharge any Excluded Liabilities; and
               (ii) the right of the Seller Indemnified Parties to indemnification under this Article 11 shall be the exclusive remedy of the Seller Indemnified Parties with respect to claims arising or resulting from (A) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement; (B) any breach of any covenant or other agreement of Buyer in this Agreement, (C) Buyer’s conduct of the Business from and after the Closing; or (D) the failure of Buyer to pay, perform or discharge any Assumed Liabilities.
     Section 11.04 Consequential Damages.
          No party to this Agreement shall be liable for any punitive or exemplary damages or incidental, special or consequential damages arising out of or relating to this Agreement, except for any such damages asserted in any Third Party Claim.
Article 12. Miscellaneous
     Section 12.01 Confidentiality. (a) In addition to the restrictions set forth in Section 8.01, each Party agrees that at and after the Closing, it shall not, without the prior written consent of the other Party, (i) disclose to any Person such other Party’s Confidential Information (as defined below), except to those of its employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or (ii) use any of such other Party’s Confidential Information for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that in the opinion of such counsel disclosure of Confidential Information of the other Party is required to be made under applicable Law (including the requirements of a national securities exchange or another similar regulatory body) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Information shall provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or, waive the disclosing Party’s compliance with the provisions of this Section 12.01(a). In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s Confidential Information may disclose only that portion of the Confidential Information which its legal counsel advises that it is legally required to disclose, provided that it exercises its best efforts to preserve the confidentiality of such other party’s Confidential Information, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
          (b) The term “Confidential Information” as used in this Section 12.01 means (i) as to Buyer, all confidential information relating to Buyer’s business, the Business, and the Purchased Assets and the Assumed Liabilities, and (ii) as to Seller, all confidential information relating to the business and operations of the Seller, including the Excluded Assets and the Excluded Liabilities or other obligations other than the Assumed Liabilities, but not including the Business or Purchased Assets, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information which (A) becomes generally available to the public other than as a result of disclosure by the disclosing Party, (B) becomes available to the disclosing Party on a non-confidential basis from a source other than the non-disclosing Party provided that such source is not bound by a confidentiality agreement with the non-disclosing Party, or (C) was previously known by the non-disclosing Party as evidenced by the non-disclosing Party’s written records.
     Section 12.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to Buyer to:	Targanta Therapeutics Corporation
7170 Frederick Banting
2nd Floor
St. Laurent, QC H4S 2A1
Attention: President
Facsimile: [***]

With a copy to:	Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: Brian P. Lenihan, Esq.
Facsimile: (617) 248-4000

If to Seller to:	InterMune, Inc.
3280 Bayshore Blvd.
Brisbane, CA 94005
Attention: General Counsel
Facsimile: [***]

With a copy to:	Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Faye H. Russell, Esq.
Facsimile: (858) 523-5450
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 12.02, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section 12.02, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 12.02, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 12.02). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section 12.02.
     Section 12.03 Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and

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agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.
     Section 12.04 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
     Section 12.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.
     Section 12.06 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
     Section 12.07 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld) and any attempt to do so will be void; provided however, such prior written consent will not be required with respect to an assignment by either Party (a) to an Affiliate of such Party so long as such Party remains bound by the terms hereof, or (b) in connection with a merger, sale or transfer involving all or substantially all of the assets of such Party. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.
     Section 12.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof
     Section 12.09 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.
     Section 12.10 Governing Law; Dispute Resolution.

          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law).
          (b) Except with respect to any claim seeking injunctive relief hereunder, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the parties hereunder, the parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, any party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within ten (10) days after such notice, the Chief Executive Officer (or his or her designee) of Buyer will meet with the Chief Executive Officer (or his or her designee) of Seller, for attempted resolution by good faith negotiations. If such Persons are unable to resolve promptly such disputed matter, such dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force, by one (1) arbitrator appointed in accordance with said rules, provided that the appointed arbitrator shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be San Francisco, California. The award rendered shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the arbitrator may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. The parties agree to use their good faith efforts to resolve the dispute within six (6) months of receipt of the original notice of dispute. Notwithstanding the foregoing, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction.
     Section 12.11 Expenses. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.
     Section 12.12 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     Section 12.13 Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder where it is reasonably apparent that such disclosure is responsive to such other applicable disclosure obligation.
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          IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

INTERMUNE, INC.

By:	/s/ Thomas Kassberg

Name:	Thomas Kassberg
Title:	Senior Vice President, Business Development

TARGANTA THERAPEUTICS CORPORATION

By:	/s/ Pierre Etienne

Name:	Pierre Etienne
Title:	President and Chief Executive Officer
[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A
DEFINITIONS
     “AAA” has the meaning set forth in Section 12.10(b).
     “Acquisition Note” has the meaning set forth in Section 4.01(a).
     “Action or Proceeding” means any action, suit, proceeding, arbitration, Order, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.
     “Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to the business, results of operations, or financial condition of the Business, individually or taken as a whole.
     “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, or such other relationship as, in fact, constitutes actual control.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Assets and Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, regulatory approvals, equipment, inventory, goods and intellectual property.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 5.02(a)(vi).
     “Assumed Contract” means the Contracts or portions of the Contracts identified in Section 6.06 of the Seller Disclosure Schedule.
     “Assumed Liabilities” means:
     (i) all accounts payable incurred by or on behalf of Buyer or its Affiliates with respect to the Business after the Closing;
     (ii) any and all Liabilities and obligations of Seller or any of its Affiliates under the Assumed Contracts to be incurred after the Closing or arising from the Buyer’s performance under the Assumed Contracts after the Closing, except to the extent such Liabilities and obligations, were incurred, paid, performed or otherwise arose on or prior to the Closing or to the extent the same arise out of any breach or default by Seller or any of its Affiliates under the Assumed Contracts on or prior to the Closing;

     (iii) any and all Liabilities and obligations arising out of or resulting from product liability claims caused by the Product administered, provided or sold by or on behalf of Buyer after the Closing; and
     (iv) except as otherwise provided herein, any and all other Liabilities and obligations that arise out of or are related to the Purchased Assets (including the Regulatory Filings), the Business or the Product, attributable to occurrences and circumstances arising after the Closing.
     “Books and Records” means all files, documents, instruments, papers, books and records (other than Marketing Materials) owned by Seller or any of its Affiliates relating exclusively to the Business or that Seller reasonably believes is necessary for the clinical development, use or manufacture of the Product, including any vendor lists, financial data, written and pending orders and all documentation relating to the Intellectual Property.
     “Budget” has the meaning set forth in Section 8.09.
     “Business” means the activities of research, development and manufacturing for clinical use the Compound or the Product in the Territory by Seller.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.
     “Buyer” has the meaning set forth in the Preamble to this Agreement.
     “Buyer Disclosure Schedule” has the meaning set forth in Article 7 hereof.
     “Buyer Governmental Consents” means all consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority that are required by, or with respect to, Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Buyer, the consummation by Buyer or any of its Affiliates of the transactions contemplated hereby and thereby and the performance of their respective obligations hereunder and thereunder.
     “Buyer Indemnified Parties” has the meaning set forth in Section 11.02(a).
     “Buyer Restructuring” means a restructuring of Targanta Canada pursuant to which (i) Buyer is organized and incorporated, (ii) all outstanding shares of Targanta Canada will be exchanged for shares of capital stock of, or exchangeable for, shares of Buyer and (iii) Targanta Canada will become the wholly owned subsidiary of Buyer.
     “Buyer Third Party Consents” means all consents, waivers, approvals, authorizations of, or notices to, any third Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer, the consummation by Buyer or any of its Affiliates of the transactions contemplated hereby and the performance of their respective obligations hereunder.
     “Closing” has the meaning set forth in Section 5.01.
     “Closing Date” means the date that the Closing actually occurs as provided in Section 5.01.
     “Compound” has the meaning set forth in the Lilly Agreement.

     “Confidential Information” has the meaning set forth in Section 12.01(b).
     “Contract” means any and all commitments, contracts, purchase orders, leases, or other agreements, whether written or oral related to the Compound or the Product.
     “Damages” has the meaning set forth in Section 11.02(a).
     “Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, restriction, limitation or third party right of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.
     “Exchange Agreement” means the Exchange Agreement among Buyer, Targanta Canada and the stockholders of Targanta Canada, entered into in connection with the Buyer Restructuring.
     “Excluded Assets” means all Assets and Properties of Seller and its Affiliates (including Seller’s rights under this Agreement) except the Purchased Assets. The Excluded Assets shall include any cash, short-term investments or other cash equivalents, and any prepaid expenses or rights to receive refunds of Seller or any of its Affiliates.
     “Excluded Liabilities” means (i) any and all Liabilities and obligations in respect of any Excluded Assets, including (a) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, capital leases, installment purchases and other indebtedness of Seller, (b) except as provided in Section 4.03, obligations relating to Taxes, (c) any environmental obligations or liability of Seller, (d) any Liabilities to directors, officers or employees of Seller or in respect of Seller employee benefit, profit sharing or health care plans, (e) any Liability of Seller with respect to any Action or Proceeding pending or threatened against Seller, (f) any Liability of any Person other than Seller and (g) any obligations of Seller (including expenses to be borne by Seller) under this Agreement or any of the other agreements, instruments and certificates executed in connection herewith, (ii) any and all Liabilities and obligations of Seller or any of its Affiliates which arise out of or are related to the Purchased Assets, the Business or the Product attributable to occurrences and circumstances arising on or prior to the Closing, and (iii) any Liability of Seller arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, at any time after the Closing Date.
     “FDA” means the U.S. Food and Drug Administration.
     “First Milestone” means [***].
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.
     “IND” shall mean the Initial New Drug Application (as defined under the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as amended from time to time) pertaining to the Product.
     “Indemnification Claim Notice” has the meaning set forth in Section 11.02(c).
     “Indemnified Party” has the meaning set forth in Section 11.02(c).

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Indemnifying Party” has the meaning set forth in Section 11.02(c).
     “Indemnitee” and “Indemnitees” have the respective meanings set forth in Section 11.02(c).
     “Intellectual Property” means any and all of the following intellectual property rights owned by or licensed to Seller and used exclusively in connection with or reasonably necessary to the conduct of the Business: all (i) Patents; (ii) Know-how; (iii) copyrights, copyright registrations, applications therefor and renewal rights therefor; (iv) trademarks, service marks, brand names, trade names, trade dress, logos, common law trademarks and service marks, and trademark and service mark registrations, licenses, renewals and applications therefor (excluding the InterMune trade names, trademarks and logos); and (v) software, data, covenants not to assert and trade secrets, and in each case all documentation associated therewith; including those items identified in Section 6.07(a) of the Seller Disclosure Schedule.
     “Investor Convertible Notes” means the convertible notes, in form reasonably satisfactory to Seller, issued to certain of Buyer’s existing stockholders or other investors identified by Buyer and/or its existing stockholders in the aggregate amount of Ten Million U.S. Dollars ($U.S.10,000,000).
     “Know-how” means the following information owned by or licensed to Seller: all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), engineering, production and other designs, drawing, specifications, formulas, technology, software, data, analytic reference materials and methods and all confidential or proprietary chemical substances, assays and information that is used exclusively in connection with the use or manufacture of the Product.
     “Knowledge” with respect to Seller, means the actual knowledge of [***], or such knowledge as should have been obtained after reasonable inquiry; and with respect to Buyer, means the actual knowledge of [***], or such knowledge as should have been obtained after reasonable inquiry.
     “Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.
     “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due).
     “Lilly Agreement” means that certain License Agreement between Eli Lilly and Company and Seller, as amended through the date hereof.
     “Marketing Materials” means all market research, marketing plans, media plans, advertising, sales training materials, promotional and marketing books and records, owned by Seller and used exclusively or necessary in connection with the proposed marketing and promotion of the Product, including all films, artwork, photography mechanical art, color separations, prints, plates and other graphic materials related thereto, other than any such items to the extent that (i) any applicable Law prohibits its transfer or (ii) any transfer thereof by Seller would constitute a material contractual violation.
     “NDA” means a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314.
     “Note Issuance Agreement” means that certain Note Issuance Agreement dated as of the date hereof, as the same may be amended pursuant to its terms from time to time.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     “Ordinary Course of Business” means such action that is in the ordinary course of business consistent with the immediate past practices of the Business.
     “Parties” means Buyer and Seller.
     “Party” means each of Buyer and Seller.
     “Patents” means any patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, utilization models, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, divisions, re-filings, continuations and continuations-in-part thereof, or the like) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor) and all documentation associated therewith.
     “Permits” has the meaning set forth in Section 6.09(a).
     “Permitted Encumbrance” means (a) Encumbrances for Taxes or assessments which are not delinquent or which are being contested in good faith by appropriate proceedings or (b) statutory mechanics’, carriers’, workmen’s, landlords’ or other similar liens arising or incurred in the ordinary course of business which are not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
     “Product” means any final form pharmaceutical composition or preparation, in any dosage strength or size, containing Compound as an active pharmaceutical ingredient that may, pursuant to applicable laws, be manufactured, marketed and sold upon Regulatory Filings or otherwise, together with all expansions, improvements and modifications thereon, and which, but for the license granted under the Lilly Agreement, the manufacture, use, sale, offer for sale or importation of which would infringe or contribute to the infringement of a Valid Claim (as defined in the Lilly Agreement) under the Licensed Patents (as defined in the Lilly Agreement).
     “Product Data” means all toxicology, pre-clinical, clinical, regulatory and manufacturing information and data and technology, and all submissions and correspondence with or to any Governmental or Regulatory Authority in the Territory regarding the Compound or the Product and the manufacturing, packaging and release of the Product, including all validation data and documentation supporting the process of manufacturing the Compound or the Product, in any form whatsoever including notebooks, but only to the extent the foregoing may be in Seller’s possession or control.
     “Product Inventory” means all inventory owned as of the Closing by Seller of finished Compound or Product or works in progress or materials used in the manufacture of finished Product, whether held at a location or facility of Seller (or of any other Person on behalf of Seller, including in any of Seller’s warehouses, blenders, toll manufacturers, suppliers, distributors or consignees) or in transit to or from Seller (or any such other Person), including active pharmaceutical ingredient; provided that such Product is listed by Seller in Section 6.09 of the Seller Disclosure Schedule.

     “Purchase Price” has the meaning set forth in Section 4.01(d).
     “Purchased Assets” means, subject to Section 2.03: (i) the Intellectual Property (including the Registered Intellectual Property); (ii) the Assumed Contracts; (iii) the Regulatory Filings; (iv) the Books and Records; (v) the Product Data; and (vi) the Product Inventory and all other assets used by Seller in the clinical development of the Product (other than Excluded Assets).
     “Registered Intellectual Property” means all of the following registered Intellectual Property: (i) the Patents identified in Section 6.07(a) of the Seller Disclosure Schedule; and (ii) the registered trademarks and applications to register trademarks identified in Section 6.07(a) of the Seller Disclosure Schedule.
     “Regulatory Filings” means the investigational and new drug applications, and drug submissions, licenses and marketing authorizations (and the equivalent foreign registrations and approvals) for the Product in the Territory (including marketing approvals, pricing or reimbursement approvals, manufacturing approvals, technical, medical, and scientific licenses, and clinical and non-clinical study authorization applications or notifications), and all, amendments, supplements, supporting files, data, studies, and reports relating thereto (in hard and electronic form) and all technical and other information contained therein, including the IND and foreign equivalents set forth in Section 6.08 of the Seller Disclosure Schedule.
     “Second Milestone” means [***].
     “Seller” has the meaning set forth in the Preamble to this Agreement.
     “Seller Disclosure Schedule” has the meaning set forth in the preamble to Article 6 of this Agreement.
     “Seller Governmental Consents” means all consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and thereby and the performance of their respective obligations hereunder and thereunder.
     “Seller Indemnified Parties” has the meaning set forth in Section 11.02(b).
     “Seller Third Party Consents” means all consents, waivers, approvals, authorizations of, or notices to, any third Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the other agreements to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and the performance of their respective obligations hereunder.
     “Support Agreement” means the Support Agreement among Buyer, Targanta Canada and the stockholders of Targanta Canada, entered into in connection with the Buyer Restructuring.

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     “Targanta Canada” means Targanta Therapeutics Inc., a corporation organized under the Laws of Canada.
     “Targanta Ontario” means Targanta Therapeutics (Ontario) Inc., a corporation organized under the Laws of Canada.
     “Tax” means all of the following tax in connection with the operations of the Business or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by a governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.
     “Territory” means the entire world.
     “Third Milestone” means [***].
     “Third Party Claim” has the meaning set forth in Section 11.02(d).
     “Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Note Issuance Agreement, the Transition Services Agreement, the Intellectual Property Assignment Agreement, the Lilly Agreement and the Acquisition Note.
     “Transaction Taxes” has the meaning set forth in Section 4.03.
     “Transition Services Agreement” has the meaning set forth in Section 5.02(a)(iii).